Exhibit 99.1

AOL REPORTS Q1 EARNINGS

Improved Revenue & Expense Trends Lead AOL to Increase 2012 Adjusted OIBDA Guidance to $350 Million*

Global Advertising Revenue Grows Year-Over-Year for the Fourth Consecutive Quarter

Combined AOL Properties Display & Third Party Network Revenue Grows 10% Year-Over-Year

Subscription Churn Rates the Lowest in Seven Years

Significant Improvements Made to Search and Contextual Revenue Trends

Operating Expenses Decline Quarter-over-Quarter for the Fourth Consecutive Quarter

Reported EPS of $0.22 Compares to $0.04 in Q1 2011

AOL Repurchased 1.8 M Shares Since its Last Earnings Release at an Average Price of $17.65

AOL has Repurchased 14.8M Shares To-Date at an Average Price of $14.11

***

NEW YORK – May 9, 2012 – AOL Inc. (NYSE: AOL) released first quarter 2012 results today.

“AOL is a much stronger company today than a year ago and began 2012 by growing advertising revenue, lowering expenses and improving Adjusted OIBDA trends,” said Tim Armstrong, Chairman and CEO. “In 2012 and beyond we are simultaneously focused on the continued successful execution of our strategy and on creating and unlocking value for our shareholders.”

Summary Results

In millions (except per share amounts)

	Q1 2012	Q1 2011	Change
Revenue
Advertising	$330.1	$313.7	5%
Subscription	182.1	215.4	-15%
Other	17.2	22.3	-23%

Total revenues	$529.4	$551.4	-4%
Adjusted operating income before depreciation and amortization (OIBDA)(1)	$93.8	$99.1	-5%
Restructuring costs	$7.4	$27.8	73%
Operating income (loss)	$31.4	$(11.8)	NM
Net income attributable to AOL Inc.	$21.1	$4.7	349%
Diluted EPS	$0.22	$0.04	450%
Cash provided by operating activities	$19.9	$4.0	397%
Free Cash Flow (1)	$(9.5)	$(41.5)	77%

(1)	See Page 9 for a reconciliation of Adjusted OIBDA and Free Cash Flow to the GAAP financial measures the Company considers most comparable.
(*)	Adjusted OIBDA is defined on page 10 of this release. Guidance also excludes expenses related to the proxy contest and the patent sale.

KEY QUARTERLY TRENDS

Revenue Trends:

•	AOL grew global advertising revenue 5%, its fourth consecutive quarter of year-over-year growth.

•	Global Advertising revenue reflects strong growth, including:

•	Achieving global display revenue year-over-year growth for the fifth consecutive quarter.

•	10% growth in combined AOL Properties Display and Third Party Network revenue, which totaled $240.5 million for the quarter.

•	23% growth in Third Party Network revenue, its fourth consecutive quarter of year-over-year growth.

•	The lowest rate of search and contextual revenue decline in approximately three years, driven primarily by continued double digit growth in search revenue on AOL.com.

•	Sequential growth in search and contextual revenue for the second consecutive quarter, despite seasonality.

•

Subscription revenue trends continued to improve meaningfully with a 14% decline in subscribers the lowest rate of decline in five years, while monthly average churn of 2.0% was the lowest rate of churn in seven years.

Profitability Trends:

•	AOL significantly improved its profitability trends:

•	Adjusted OIBDA declined 5%, its lowest rate of decline in four years.

•

Adjusted OIBDA expenses, excluding Traffic Acquisition Costs (TAC) and a legal settlement in Q4 2011, declined by 7% year-over-year and $6 million sequentially. This is the third consecutive quarter of sequential declines in Adjusted OIBDA expenses, excluding TAC.

•	Operating and net income improved by $43.2 million and $16.4 million year-over-year, respectively.

•	Net income includes a $10.8 million non-cash gain related to our pre-existing investment in Ad.com Japan, triggered by acquiring a controlling interest in the entity during the quarter.

Product/Consumer Trends:

•	AOL continued to make progress in key Internet growth areas:

•	Video: AOL grew its videos, video views, video ad impressions and video revenue at double-digit rates.

•	Brand Advertising: Project Devil became an IAB industry standard and continued to grow advertisers, ad impressions and revenue at double-digit rates.

•	Local: Patch grew traffic and advertisers over 40% year-over-year and revenue over 100% year-over-year.

•	Traffic: Consumer usage increased versus Q4 2011 to 108 million unique visitors.

Asset, Cash & Cash Flow Trends:

•

On April 5th, AOL agreed to sell over 800 of its patents and patent applications to Microsoft Corporation (“Microsoft”) and grant Microsoft a non-exclusive license to its retained patent portfolio for aggregate proceeds of $1.056 billion in cash.

•

AOL repurchased 1.8 million shares between its last earnings release and today at an average price of $17.65 per share (approximately $32 million) and 14.8 million shares to date at an average price of $14.11 per share (approximately $209 million). AOL temporarily suspended its repurchase program during the quarter. AOL has approximately $41 million left on its $250 million share repurchase authorization.

•

AOL had $361.9 million of cash at March 31, 2012. Q1 cash provided by operating activities and Free Cash Flow were $15.9 million and $32.0 million higher than the prior year quarter, respectively, benefiting from the growth in operating income. The Free Cash Flow outflow of $9.5 million reflects the payment of 2011 employee bonuses during the quarter.

DISCUSSION OF RESULTS

Revenue

	Q1 2012	Q1 2011	Change
	(In millions)
Advertising revenue
Display	$130.3	$128.5	1%
Display - domestic	118.9	120.0	-1%		Q1 2012	Q1 2011	Change
Display - international	11.4	8.5	34%
Search and contextual	89.6	95.8	-6%	AOL Properties Display	$130.3	$128.5	1%

AOL Properties	219.9	224.3	-2%	Third Party Network	110.2	89.4	23%
Third Party Network	110.2	89.4	23%	AOL Properties Display &

Total advertising revenue	330.1	313.7	5%	Third Party Network	$240.5	$217.9	10%

Subscription revenue	182.1	215.4	-15%

Other revenue	17.2	22.3	-23%

Total revenue	$529.4	$551.4	-4%

Global advertising revenue grew 5% year-over-year in Q1 2012, reflecting double-digit growth in the third party network and growth in global display revenue, partially offset by declines in search and contextual revenue.

Global display revenue was driven by growth in international display advertising, partially offset by a slight decline in domestic display advertising revenue. International display revenue growth reflects continued growth in both the U.K. and Canada. Domestic display advertising revenue declined primarily reflecting a decline in reserved impressions sold, partially offset by growth in reserved inventory pricing and Patch revenue.

Third party network revenue increased $20.8 million, reflecting 14% growth in Advertising.com and $2.4 million related to one month of additional goviral revenue (acquired January 31, 2011). Advertising.com growth reflects an increase in advertisers and publishers on the network and increased sales of premium packages and products. Third party network revenue also reflects $6.4 million related to Ad.com Japan, a Japanese joint venture which AOL began consolidating during the quarter as a result of acquiring a controlling interest in the joint venture by increasing its ownership from 50% to 53% and gaining control of the board and day-to-day operations.

Search and contextual revenue trends continued to improve year-over-year and revenue grew sequentially for the second consecutive quarter. Total search and contextual revenue declined $6.2 million year-over-year, primarily due to a 14% decline in domestic AOL-brand access subscribers and fewer queries from cobranded portals and international markets. Search and contextual revenue declines were partially offset by continued growth in search revenue on AOL.com.

Subscription revenue declines reflect a 14% decline in domestic AOL-brand access subscribers. The decline in subscription revenue was the lowest level of decline in 5 years. In addition to benefitting from the continued maturation of the tenured base, the decrease in the rate of decline in subscription revenue reflects the impact of a price rationalization program AOL began in late Q3 2011. This program significantly reduced the number of price points and more clearly defined and enhanced the value of our product offerings for consumers. Additionally, monthly average churn contributed to the lower rate of decline, falling from 2.5% in Q1 2011 to 2.0% in Q1 2012.

Other revenue declines primarily reflect lower mobile carrier revenues. Revenue from mobile carriers represented 32% of total “Other revenue” in Q1 2011 and 11% in Q1 2012.

Profitability

AOL’s Adjusted OIBDA decline was the lowest rate of decline in four years and primarily reflects the lower revenue discussed above, partially offset by lower cost of revenues and general and administrative expenses. Costs of revenues have declined sequentially for three consecutive quarters and during Q1 declined year-over-year for the first time since Q4 2010, driven by lower network related expenses and reduced content costs related primarily to AOL’s reduced reliance on freelancers. Cost of revenue declines were partially offset by $9.4 million of increased TAC, as a result of continued growth in third party network advertising revenue, and $4.7 million of increased personnel costs related to 2011 headcount. General and administrative expenses year-over-year declines reflect a reduction in personnel costs including reduced corporate headcount in Q1 2012. Operating and net income grew meaningfully year-over-year driven by the aforementioned reduction in expenses, lower restructuring costs and a $22.7 million reduction in depreciation and amortization in Q1 2012 versus Q1 2011. The year-over-year decline in depreciation and amortization primarily reflects a decline of $19.6 million related to certain intangible assets being fully amortized in 2011. The year-over-year decline in depreciation and amortization in 2012 also reflects decommissioning certain network equipment, partially offset by an increase of $5.0 million primarily resulting from our 2011 and 2012 acquisitions.

Tax

The Company had pre-tax income from operations of $39.8 million and a related income tax expense of $18.8 million, resulting in an effective tax rate of 47.2% for the three months ended March 31, 2012, as compared to an effective tax rate of 142.0% for the three months ended March 31, 2011. The effective tax rate for the three months ended March 31, 2012 differed from the statutory U.S. federal income tax rate of 35.0% primarily due to foreign losses that did not produce a tax benefit and due to a change in state tax rates. The effective tax rate for the three months ended March 31, 2012 differed from the effective tax rate for the three months ended March 31, 2011 primarily due to a $7.1 million income tax benefit in 2011 associated with a worthless stock deduction related to the sale of a subsidiary and favorable adjustments in 2011 of $8.2 million related to escrow disbursements from prior acquisitions for which we concluded we will be able to recognize a tax benefit.

Cash Flow

Q1 2012 cash provided by operating activities was $19.9 million while Free Cash Flow was a $9.5 million outflow. Cash provided by operating activities and Free Cash Flow increased versus Q1 2011, primarily reflecting the growth in operating income, partially offset by incentive compensation payments made in the first quarter of 2012 related to prior year acquisitions. Free Cash Flow for the quarter was negative due to the payment of 2011 employee bonuses.

Subsequent Event

On April 5, 2012, we entered into a definitive agreement (“the Purchase Agreement”) to sell over 800 of our patents and their related patent applications (the “Patent Portfolio”) to Microsoft, and to grant Microsoft a non-exclusive license to our retained patent portfolio, for aggregate proceeds of approximately $1.1 billion in cash (excluding transaction costs). The transaction is structured as a purchase of all of the outstanding shares of a wholly owned non-operating subsidiary and the direct acquisition of those patents in the Patent Portfolio not held by the subsidiary.

The closing is expected to occur by the end of the year. Both parties are required to use their reasonable best efforts to close the transaction within six months. However, this date may be extended by either party for 180 days, and if extended by Microsoft, a per day fee will apply. Microsoft would be required to pay the Company a termination fee of $211.2 million if the transaction is terminated other than by mutual written consent, if the Company’s failure to perform a covenant is the cause of the termination or if the conditions to the agreement are met and the Company fails to close the transaction within two business days. Based on our utilization of tax losses generated by the sale of the subsidiary and existing deferred tax assets, we do not expect the $1.1 billion proceeds to result in material cash taxes.

OPERATING METRICS

	Q1 2012	Q1 2011	Y/Y Change	Q4 2011	Q/Q Change
Subscriber Information
Domestic AOL-brand access subscribers (in thousands) (1)	3,115	3,621	-14%	3,272	-5%
Domestic average monthly subscription revenue per AOL-brand access subscriber (ARPU) (1)	$17.88	$17.96	0%	$17.87	0%
Domestic AOL-brand access subscriber monthly average churn (2)	2.0%	2.5%	20%	2.2%	9%

Unique Visitors (in millions) (3)

Domestic average monthly unique visitors to AOL Properties	108	112	-4%	107	1%

Domestic average monthly unique visitors to AOL Advertising Network (4)	186	179	4%	187	-1%

(1)

Domestic AOL-brand access subscribers include subscribers participating in introductory free-trial periods and subscribers that are paying no monthly fees or reduced monthly fees through member service and retention programs. Individuals who have registered for our free offerings, including subscribers who have migrated from paid subscription plans, are not included in the AOL-brand access subscriber numbers presented above. The average monthly subscription revenue per subscriber is calculated as average monthly subscription revenue divided by the average monthly subscribers for the applicable period.

(2)

Churn represents the percentage of subscribers that terminate or cancel our services, factoring in new and reactivated subscribers. Monthly average churn is calculated as the monthly average number of terminations plus cancellations divided by the initial subscriber base plus any new registrations and reactivations for the applicable period.

(3)	See “Unique Visitor Metrics” on page 10 of this press release.
(4)	We also utilize unique visitors to evaluate the reach of our total advertising network, which includes both AOL Properties and the Third Party Network.

Webcast and Conference Call Information

AOL Inc. will host a conference call to discuss first quarter 2012 financial results on Wednesday, May 9, 2012, at 8:00 am Eastern Time (ET). To access the call, parties in the United States and Canada should call toll-free (800) 299-0148 and international parties should call (617) 801-9711. Additionally, a live webcast of the conference call, together with supplemental financial information, can be accessed through the Company's Investor Relations website at http://ir.aol.com. In addition, an archive of the webcast can be accessed through the link above for one year following the conference call, and an audio replay of the call will be available for two weeks following the conference call by calling (888) 286-8010 and international parties should call (617) 801-6888. The access code for the replay is 37276329.

FINANCIAL STATEMENTS

AOL Inc.

Consolidated Statements of Comprehensive Income

(In millions, except per share amounts)

	Three Months Ended March 31,
	2012	2011
	(unaudited)
Revenues:
Advertising	$330.1	$313.7
Subscription	182.1	215.4
Other	17.2	22.3

Total revenues	529.4	551.4
Costs of revenues	384.6	388.9
General and administrative	96.2	120.7
Amortization of intangible assets	9.8	24.2
Restructuring costs	7.4	27.8
Loss on disposal of consolidated business	—	1.6

Operating income (loss)	31.4	(11.8)
Other income (loss), net	8.4	0.6

Income (loss) from operations before income taxes	39.8	(11.2)
Income tax provision (benefit)	18.8	(15.9)

Net income	$21.0	$4.7
Net (income) loss attributable to noncontrolling interests	0.1	—

Net income attributable to AOL Inc.	$21.1	$4.7

Per share information attributable to AOL Inc. common stockholders:

Basic net income per common share	$0.22	$0.04

Diluted net income per common share	$0.22	$0.04

Shares used in computing basic income per common share	94.4	106.9

Shares used in computing diluted income per common share	95.0	107.9

Comprehensive income attributable to AOL Inc.:
Comprehensive income	$20.1	$12.0
Comprehensive (income) loss attributable to noncontrolling interests	0.8	—

Comprehensive income attributable to AOL Inc.	$20.9	$12.0

Depreciation expense by function:
Costs of revenues	$32.1	$38.6
General and administrative	4.0	5.8

Total depreciation expense	$36.1	$44.4

Equity-based compensation by function:
Costs of revenues	$4.0	$3.4
General and administrative	4.6	7.0

Total equity-based compensation	$8.6	$10.4

Retention compensation expense related to acquired companies by function: (1)
Costs of revenues	$4.7	$7.8
General and administrative	—	0.6

Total retention compensation expense related to acquired companies	$4.7	$8.4

Traffic Acquisition Costs (included in costs of revenues)	$80.8	$71.4

(1)

These amounts relate to incentive cash compensation arrangements with employees of acquired companies made at the time of acquisition. Incentive compensation amounts are recorded as retention compensation expense over the future service period of the employees of the acquired companies.

AOL Inc.

Consolidated Balance Sheets

(In millions, except per share amounts)

	xxxxxxxxx	xxxxxxxxx
	March 31, 2012	December 31, 2011
	(unaudited)
Assets

Current assets:
Cash and equivalents	$361.9	$407.5
Accounts receivable, net of allowances of $7.8 and $8.3, respectively	288.8	311.5
Prepaid expenses and other current assets	34.8	36.9
Deferred income taxes	93.3	53.7

Total current assets	778.8	809.6
Property and equipment, net	499.0	505.2
Goodwill	1,073.6	1,064.0
Intangible assets, net	143.5	135.2
Long-term deferred income taxes	211.3	259.2
Other long-term assets	51.1	51.8

Total assets	$2,757.3	$2,825.0

Liabilities and Equity

Current liabilities:
Accounts payable	$70.7	$74.9
Accrued compensation and benefits	74.6	152.8
Accrued expenses and other current liabilities	164.4	171.6
Deferred revenue	74.2	70.9
Current portion of obligations under capital leases	44.1	44.6

Total current liabilities	428.0	514.8
Obligations under capital leases	63.8	66.2
Long-term deferred income taxes	10.2	3.5
Other long-term liabilities	75.4	67.9

Total liabilities	577.4	652.4

Redeemable noncontrolling interest	13.7	—
Stockholders’ equity:
Common stock, $0.01 par value, 107.9 million shares issued and 93.1 million shares outstanding as of March 31, 2012 and 107.0 million shares issued and 94.3 million shares outstanding as of December 31, 2011	1.1	1.1
Additional paid-in capital	3,430.9	3,422.4
Accumulated other comprehensive loss, net	(287.7)	(287.5)
Accumulated deficit	(768.7)	(789.8)
Treasury stock, at cost, 14.8 million shares at March 31, 2012 and 12.7 million shares at December 31, 2011	(209.4)	(173.6)

Total stockholders’ equity	2,166.2	2,172.6

Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$2,757.3	$2,825.0

AOL Inc.

Consolidated Statements of Cash Flows

(In millions)

	xxxxxxxx	xxxxxxxx
	Three Months Ended March 31,
	2012	2011
	(unaudited)
Operating Activities

Net income	$21.0	$4.7
Adjustments for non-cash and non-operating items:
Depreciation and amortization	45.9	68.6
Asset impairments and write-offs	0.9	1.5
(Gain) loss on investments and sale of consolidated businesses, net	(10.8)	3.0
Equity-based compensation	8.6	10.4
Other non-cash adjustments	—	3.2
Deferred income taxes	8.6	(15.6)
Changes in operating assets and liabilities, net of acquisitions	(54.3)	(71.8)

Cash provided by operating activities	19.9	4.0

Investing Activities

Investments and acquisitions, net of cash acquired	4.3	(369.7)
Capital expenditures and product development costs	(15.0)	(34.2)
Other investment proceeds	0.3	0.2

Cash used by investing activities	(10.4)	(403.7)

Financing Activities

Repurchase of common stock	(35.8)	—
Principal payments on capital leases	(14.4)	(11.3)
Tax withholdings related to net share settlements of restricted stock units	(5.4)	(0.2)
Decrease (increase) in cash collateral securing letters of credit	0.2	(12.2)
Other financing activities	0.3	0.1

Cash used by financing activities	(55.1)	(23.6)

Effect of exchange rate changes on cash and equivalents	—	3.3

Decrease in cash and equivalents	(45.6)	(420.0)

Cash and equivalents at beginning of period	407.5	801.8

Cash and equivalents at end of period	$361.9	$381.8

SUPPLEMENTAL INFORMATION – UNAUDITED

Items impacting comparability: The following table represents certain items that impacted the comparability of net income attributable to AOL Inc. for the three months ended March 31, 2012 and 2011 (In millions, except per share amounts):

	Three Months Ended March 31,
	2012	2011
Restructuring costs	$(7.4)	$(27.8)
Equity-based compensation expense	(8.6)	(10.4)
Retention compensation expense related to acquired companies (1)	(4.7)	(8.4)
Costs related to proxy contest	(1.8)	—
Acquisition-related costs	(0.1)	(9.0)
Gain on consolidation of Ad.com Japan (2)	10.8	—

Pre-tax impact	(11.8)	(55.6)

Income tax impact (3)	3.7	19.8

After-tax impact	(8.1)	(35.8)
Income tax benefit related to worthless stock deduction	—	7.1

After-tax impact of items impacting comparability of net income	$(8.1)	$(28.7)

Impact per basic common share	$(0.09)	$(0.27)

Impact per diluted common share	$(0.09)	$(0.27)

Effective tax rate (4)	40.2%	39.0%

(1)

These amounts relate to incentive cash compensation arrangements with employees of acquired companies made at the time of acquisition. Incentive compensation amounts are recorded as retention compensation expense over the future service period of the employees of the acquired companies. For tax purposes, a portion of these costs are treated as additional basis in the acquired entity and are not deductible until disposition of the acquired entity.

(2)

During the three months ended March 31, 2012, AOL purchased additional interest in a joint venture, Ad.com Japan and gained control of the board and day-to-day operations of the joint venture. As a result, beginning in February 2012, AOL consolidated the results of Ad.com Japan and upon closing of the transaction, AOL recorded a non-cash gain of approximately $10.8 million related to our pre-existing investment in Ad.com Japan.

(3)

The income tax impact is calculated by applying the normalized effective tax rate to deductible items. Items that are not deductible include a portion of the retention compensation expense, discussed above.

(4)

For the three months ended March 31, 2012, the effective tax rate was calculated based on AOL's 2012 projected normalized annual effective tax rate. The effective tax rate for the three months ended March 31, 2011 was calculated based upon AOL's 2011 normalized annual effective tax rate.

AOL Inc.

Reconciliation of Adjusted OIBDA to Operating Income (Loss) and Free Cash Flow to Cash Provided by Operating Activities

(In millions)

	Three Months Ended March 31,
	2012	2011
Operating income (loss)	$31.4	$(11.8)
Add: Depreciation	36.1	44.4
Add: Amortization of intangible assets	9.8	24.2
Add: Restructuring costs	7.4	27.8
Add: Equity-based compensation	8.6	10.4
Add: Asset impairments and write-offs	0.9	1.5
Add: Losses/(gains) on disposal of consolidated businesses, net	—	1.6
Add: Losses/(gains) on other asset sales	(0.4)	1.0

Adjusted OIBDA	$93.8	$99.1

Cash provided by operating activities	$19.9	$4.0
Less: Capital expenditures and product development costs	15.0	34.2
Less: Principal payments on capital leases	14.4	11.3

Free Cash Flow	$(9.5)	$(41.5)

Note Regarding Non-GAAP Financial Measures

This press release and its attachments include the financial measures Adjusted OIBDA and Free Cash Flow, both of which are defined as non-GAAP financial measures by the Securities and Exchange Commission (SEC). These measures may be different than similarly-titled non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). Explanations of our non-GAAP financial measures are as follows:

Adjusted OIBDA. We define Adjusted OIBDA as operating income before depreciation and amortization excluding the impact of restructuring costs, noncash equity-based compensation, gains and losses on all disposals of assets (including those recorded in costs of revenues) and noncash asset impairments. We consider Adjusted OIBDA to be a useful metric for management and investors to evaluate and compare the performance of our business on a consistent basis across reporting periods, as it eliminates the effect of noncash items such as depreciation of tangible assets, amortization of intangible assets that were primarily recognized in business combinations and asset impairments, as well as the effect of restructurings and gains and losses on asset sales, which we do not believe are indicative of our core operating performance. We exclude the impacts of equity-based compensation to allow us to be more closely aligned with the industry and analyst community. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business or the current or future expected cash expenditures for restructuring costs. The Adjusted OIBDA measure also does not include equity-based compensation, which is and will remain a key element of our overall long-term compensation package. Moreover, the Adjusted OIBDA measures are limited in not reflecting gains and losses on asset sales or impairment charges related to goodwill, intangible assets and fixed assets which impact our operating performance. We evaluate the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets, investment spending levels and return on capital.

Free Cash Flow. We define Free Cash Flow as cash provided by operating activities, less capital expenditures and product development costs and principal payments on capital leases. We consider Free Cash Flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the continuing business that, after capital expenditures and product development costs and principal payments on capital leases, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of Free Cash Flow also facilitates management's comparisons of our operating results to competitors' operating results. A limitation on the use of this metric is that Free Cash Flow does not represent the total increase or decrease in cash for the period because it excludes certain non-operating cash flows.

Unique Visitor Metrics

We utilize unique visitor numbers to evaluate the performance of AOL Properties. In addition, we utilize unique visitor numbers to evaluate the reach of our total advertising network, which includes both AOL Properties and the Third Party Network. Unique visitor numbers provide an indication of our consumer reach. Although our consumer reach does not correlate directly to advertising revenue, we believe that our ability to broadly reach diverse demographic and geographic audiences is attractive to brand advertisers seeking to promote their brands to a variety of consumers without having to partner with multiple content providers. The source for our unique visitor information is a third party (comScore Media Metrix, or “Media Metrix”). While we are familiar with the general methodologies and processes that Media Metrix uses in estimating unique visitors, we have not performed independent testing or validation of Media Metrix’s data collection systems or proprietary statistical models, and therefore we can provide no assurance as to the accuracy of the information that Media Metrix provides.

Cautionary Statement Concerning Forward-Looking Statements

This press release and our conference call at 8:00 a.m. Eastern Time today may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding business strategies, market potential, future financial and operational performance and other matters. Words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “will,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs about future events. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances. Except as required by law, we are under no obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in the “Risk Factors” section contained in our Annual Report on Form 10-K for the year ended December 31, 2011 (the “Annual Report”), filed with the Securities and Exchange Commission. In addition, we operate a web services company in a highly competitive, rapidly changing and consumer- and technology-driven industry. This industry is affected by government regulation, economic, strategic, political and social conditions, consumer response to new and existing products and services, technological developments and, particularly in view of new technologies, the continued ability to protect intellectual property rights. Our actual results could differ materially from management’s expectations because of changes in such factors. Achieving our business and financial objectives, including growth in operations and maintenance of a strong balance sheet and liquidity position, could be adversely affected by the factors discussed or referenced under the “Risk Factors” section contained in the Annual Report as well as, among other things: 1) changes in our plans, strategies and intentions; 2) continual decline in market valuations associated with our cash flows and revenues; 3) the impact of significant acquisitions, dispositions and other similar transactions; 4) our ability to attract and retain key employees; 5) any negative unintended consequences of cost reductions, restructuring actions or similar efforts, including with respect to any associated savings, charges or other amounts; 6) market adoption of new products and services; 7) the failure to meet earnings expectations; 8) asset impairments; 9) decreased liquidity in the capital markets; 10) our ability to access the capital markets for debt securities or bank financings; and 11) the impact of “cyber-warfare” or terrorist acts and hostilities. In addition, matters relating to the sale of the Patent Portfolio to Microsoft are subject to uncertainty and changes in circumstances, including, but not limited to the approval of the transaction by antitrust authorities and the satisfaction of the other closing conditions to the transaction as well as to factors that could affect the manner, timing and amount of the return of any of the sale proceeds to AOL shareholders including the need for AOL to retain cash for its business or to satisfy liabilities.

About AOL

AOL Inc. (NYSE: AOL) is a brand company, committed to continuously innovating, growing, and investing in brands and experiences that inform, entertain, and connect the world. The home of a world-class collection of premium brands, AOL creates original content that engages audiences on a local and global scale. We help marketers connect with these audiences through effective and engaging digital advertising solutions.

From time to time, we post information about AOL on our investor relations website (http://ir.aol.com) and our official corporate blog (http://blog.aol.com).

Contacts:

AOL Investor Relations

Eoin Ryan

212-206-5025

Eoin.Ryan@teamaol.com

AOL Marketing & Corporate Communications

Maureen Sullivan

212-206-5030

Maureen.Sullivan@teamaol.com

AOL Inc.

770 Broadway, New York, NY, 10003

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